Exhibit 15.1

KPMG Auditores Independentes Ltda.

Rua do Passeio, 38, setor 2, 17º andar - Centro

20021-290 - Rio de Janeiro - RJ

Caixa Postal 2888 - CEP 20001-970 - Rio de Janeiro/RJ - Brasil

Telefone +55 (21) 2207-9400

kpmg.com.br

December 20, 2024

Petróleo Brasileiro S.A. – Petrobras

Avenida Henrique Valadares, 28

Rio de Janeiro/RJ – Brasil

Petrobras Global Finance B.V. – PGF

Weena 798C, 23rd floor, Room A, 3014 DA

Rotterdam, the Netherlands

Re: Registration Statements on Form F-3 of Petróleo Brasileiro S.A. – Petrobras and Petrobras Global Finance B.V., dated December 20, 2024

With respect to the subject registration statement, we acknowledge our awareness of the use therein of (i) our report dated August 8, 2024 related to our review of the unaudited condensed consolidated interim financial statements of Petróleo Brasileiro S.A. – Petrobras as of June 30, 2024 and for the three-month and six-month periods ended June 30, 2024 and 2023, and (ii) our report dated November 7, 2024 related to our review of the unaudited condensed consolidated interim financial statements of Petróleo Brasileiro S.A. – Petrobras as of September 30, 2024 and for the three-month and nine-month periods ended September 30, 2024 and 2023.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG Auditores Independentes Ltda.

KPMG Auditores Independentes Ltda.

Rio de Janeiro, Brazil